EXHIBIT 99.1

[Orient-Express Hotels Ltd. news release paper]

Contacts:

Martin O'Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com	E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE
February 27, 2014

ORIENT-EXPRESS HOTELS LTD. REPORTS FOURTH QUARTER 2013 RESULTS

•	Fourth quarter same store revenue per available room (“RevPAR”) up 9% in US dollars and 10% in local currency compared to prior-year quarter

•	Fourth quarter total revenue up 9% to $138.0 million from $126.5 million in prior-year quarter

•	Fourth quarter adjusted EBITDA up 12% to $21.4 million from $19.1 million in prior-year quarter

•	Full year adjusted EBITDA up 17% year-over-year to $119.7 million

•	Excluding El Encanto, full year adjusted EBITDA up 18% year-over-year and retention of 44%

•	Agreed to sell The Inn at Perry Cabin in December 2013 for $39.7 million of gross proceeds and to enter into a ten-year management agreement for the hotel

•	Announced “Belmond”, a newly created brand name under which the Company will market and operate its luxury hotel and travel experiences, in February 2014

•	The Company announces that it is seeking to refinance all or substantially all of its funded debt (other than the debt of Charleston Place) through a corporate-level facility

HAMILTON, BERMUDA - February 27, 2014. Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners, part-owners or managers of 45 luxury hotel, restaurant, tourist train and river cruise properties operating in 22 countries, today announced its results for the fourth quarter ended December 31, 2013.

Total revenue was $138.0 million in the fourth quarter of 2013, an increase of $11.5 million or 9% from $126.5 million in the fourth quarter of 2012. Total hotels revenue for the fourth quarter was $113.3 million, an increase of $7.9 million or 7% from $105.4 million in the fourth quarter of 2012 due largely to 9% growth in US dollar same store owned hotels RevPAR. Total trains & cruises revenue in the fourth quarter was $24.7 million, up $3.6 million or 17% from $21.1 million in the fourth quarter of 2012.

Total adjusted adjusted EBITDA was $21.4 million for the fourth quarter of 2013, an increase of $2.3 million from $19.1 million in the prior-year period. This 12% growth was primarily the result of strong growth at Copacabana Palace, Rio de Janeiro, Brazil, continued strength of the Company’s hotel and river cruise operations in Myanmar and record fourth quarter performance at Charleston Place, Charleston, South Carolina, partially offset by a year-over-year decrease at Grand Hotel Europe, St. Petersburg, Russia due in part to a 9 percentage point decrease in occupancy.

Adjusted net losses from continuing operations for the fourth quarter of 2013 were $8.4 million ($0.08 per common share) compared with adjusted net losses of $9.8 million ($0.10 per common share) in the fourth quarter of 2012.

John Scott, president and chief executive officer, commented: “Our fourth quarter closed out an impressive year for the Company, during which we focused on improving our core operations and, as a result, posted significant growth. We started the year strongly and continued to build on that early momentum, peaking at 28% year-over-year adjusted EBITDA growth for our seasonally significant third quarter and closing out the year with 12% adjusted EBITDA growth for the fourth quarter. Overall, we finished 2013 with adjusted EBITDA of $119.7 million, representing 17% growth over 2012. Same store adjusted EBITDA retention (excluding El Encanto, which opened in March 2013) was 44% in 2013. I attribute our meaningful growth and above-target retention to a continued focus on revenue and EBITDA generation at the property level - with ten properties generating their best-ever full year adjusted EBITDA results, the benefit of macro-economic tailwinds in various locations and the implementation of cost-reduction activities at the corporate level.

“With an encouraging 2013 behind us, we are now looking forward to a strong 2014. Based on our current forecast, we are projecting flat RevPAR growth for our owned hotels in the first quarter but 4% to 8% local currency RevPAR growth for the full year 2014.

“On another note, I want to reiterate our enthusiasm for the upcoming introduction into the market of our new brand, Belmond, which we will use as a platform to operate our collection of luxury hotels and travel experiences. We created Belmond after extensive research and intend to utilize this brand when marketing our luxury properties. We expect to invest $5.0 million in this wholly-owned brand in 2014 in a coordinated effort that will serve to heighten brand awareness, attract new guests and build cross-visitation for our iconic hotel and travel portfolio. We will formally announce Belmond to the travel trade and consumers in the coming weeks in what we believe is another positive step in our efforts to highlight the unique nature of our portfolio and drive incremental revenue at our properties.”

Company Highlights

The Company is seeking to refinance all or substantially all of the funded debt of the Company and its subsidiaries (other than the debt of Charleston Place, a consolidated variable interest entity) through a single corporate debt facility consisting of a term loan and a revolving credit facility. This transaction is expected to be completed before the end of the first quarter.

The Company is taking a further positive step in its portfolio optimization program and expansion into the third-party management arena by selling The Inn at Perry Cabin, St. Michaels, Maryland to an affiliate of Capital Properties for gross proceeds of $39.7 million. In December 2013, the Company collected a $4.0 million non-refundable deposit related to this sale and, in January 2014, the Company collected an additional $1.0 million non-refundable deposit. The $4.0 million deposit collected in 2013 is included in restricted cash on the Company’s December 31, 2013 balance sheet. The Company intends to use $11.0 million of the sale proceeds to repay a portion of the debt secured by this asset and ‘21’ Club in New York City, with the majority of the remaining proceeds being reinvested in the Company’s core assets via meaningful revenue-generating projects. After closing the sale of this hotel, which is expected to take place in March 2014, the Company will continue to manage the 78-key property through a ten-year management agreement. As part of its contract to manage the hotel, the Company has committed $3.0 million of key money to be used for agreed capital improvements.

Earlier this month, the Company announced that its board of directors had approved the introduction of a new brand, Belmond, under which the Company will market and operate its collection of luxury hotels and travel experiences starting in March 2014. The Belmond brand was chosen after extensive research and evaluation of a number of alternatives. In introducing and utilizing the Belmond name, the Company expects to invest in a brand that it owns and controls. The Company will retain its long-term license agreement with SNCF, the French transportation company that owns the Orient-Express trademark, for the Venice Simplon-Orient-Express train. With the decision to introduce the Belmond brand, the Company also entered into an agreement with SNCF to terminate the existing Orient-Express license for hotel use without any cost or penalty.

In December 2013, the Company commenced an approximate $7.5 million renovation of the 81-key Miraflores Park Hotel in Lima, Peru. The hotel closed at that time and is expected to reopen in April 2014 in time for the start of Peru’s high season. To address Lima’s growing appeal to both corporate and leisure travelers, the project consists of a full refurbishment and reconfiguration of the top three floors of the hotel, including 29 rooms and suites, as well as the creation of a dedicated business floor that includes a new business lounge. The project also includes the soft refurbishment of the hotel’s remaining 52 rooms as well as the lobby bar and top-floor restaurant.

In November 2013, the Company announced that it was unable to continue operating Ubud Hanging Gardens, Bali, Indonesia following the repossession by its third-party owner without prior notice. The Company believes the owner's actions are unlawful and in breach of its lease arrangement with the owner and is pursuing its legal remedies under its lease. While the Company believes it has a strong case on the merits, it may ultimately be unsuccessful in recovering the hotel or otherwise in pursuing its remedies against the owner and, accordingly, recorded a $7.0 million non-cash impairment charge in the fourth quarter.

Operating Performance

The Company has changed its segment reporting for its trains & cruises segment to break out owned operations from part-owned / managed operations. Additionally, the Company has included its only stand-alone restaurant, '21' Club, in owned hotels of North America and has eliminated its former real estate segment, which now would be immaterial as a separate segment.

Owned hotels:
Europe:
In the fourth quarter of 2013, revenue from owned hotels was $33.5 million, up $1.4 million or 4% from $32.1 million in the fourth quarter of 2012. The Italian hotels, all of which commenced their seasonal closures during the fourth quarter, had a combined year-over-year revenue increase of $2.1 million, with Grand Hotel Timeo, Taormina, Sicily recording the largest revenue increase at $0.9 million. Revenue for the European hotels was helped by a stronger euro, which contributed 50% of the year-over-year increase for hotels where the functional currency is the euro, but hurt by a weaker Russian ruble, which contributed $0.5 million of the $1.6 million year-over-year revenue decline at Grand Hotel Europe.

Same store RevPAR in Europe was up 11% in US dollars compared to the prior-year quarter and 7% in local currency due to a 14% increase in average daily rate (“ADR”) in US dollars (9% in local currency), offset by a 1 percentage point decrease in occupancy.

EBITDA for the fourth quarter of $0.5 million was $2.1 million less than the $2.6 million recorded for the fourth quarter of 2012. EBITDA at Grand Hotel Europe was down $2.7 million year-over-year as a result of decreased group business and increased local competition, which translated into a 9 percentage point decrease in occupancy and negatively impacted food & beverage revenue, the temporary closure of two of the hotel’s restaurants for a planned renovation, $0.3 million of non-recurring costs and, to a lesser extent, the aforementioned currency depreciation. Partially offsetting this decline, EBITDA at Le Manoir aux Quat’Saisons, Oxfordshire, England and Grand Hotel Timeo was up $0.5 million and $0.4 million, respectively.

North America:
Revenue from owned hotels for the fourth quarter of 2013 was $38.6 million, up $5.7 million or 17% from $32.9 million in the fourth quarter of 2012. Revenue growth in the fourth quarter was driven by El Encanto, Santa Barbara, California, which had revenue for the quarter of $3.4 million during its first year of operations, and Charleston Place, which generated revenue growth of $1.5 million or 10%.

Same store RevPAR in the region increased by 6% in US dollars and 5% in local currency due to a 3% increase in same store ADR in US dollars (3% in local currency) and a 2 percentage point increase in same store occupancy.

EBITDA for the region was $5.8 million in the quarter, up $0.2 million or 4% from $5.6 million in the fourth quarter of 2012 primarily due to Charleston Place, which had EBITDA growth of $0.6 million or 12% in a record fourth quarter performance, partially offset by a $1.2 million EBITDA loss at El Encanto, as the hotel’s earnings continue to stabilize, and a $0.3 million EBITDA decline at Maroma Resort and Spa, Riviera Maya, Mexico.

Rest of World:
Following the owner’s repossession of Ubud Hanging Gardens in November 2013, results from this hotel have been moved to discontinued operations starting with the fourth quarter of 2013. For comparability, prior-year results have been restated to conform to this presentation.

Revenue from owned hotels for the fourth quarter of 2013 was $40.0 million, an increase of $1.1 million or 3% compared to $38.9 million in the fourth quarter of 2012. The growth was primarily the result of a $2.4 million increase in revenue at Copacabana Palace, where portions of the main building of the hotel were closed for a planned renovation in the fourth quarter of 2012, and a $0.4 million increase at The Governor’s Residence, Yangon due to continued strong demand for Myanmar. This growth was partially offset by a $0.9 million decrease at Miraflores Park Hotel due to the planned closure of the hotel for renovation in December 2013 and a $0.5 million decrease at the Company’s three safari camps in Botswana.

Same store RevPAR for the region was up 10% in US dollars and 15% in local currency due to a 4 percentage point increase in occupancy and a 3% increase in ADR in US dollars (7% in local currency). The strong occupancy growth was largely driven by a 24 percentage point increase at Copacabana Palace.

EBITDA in the fourth quarter of 2013 of $12.3 million was $1.3 million or 12% higher than in the prior-year quarter due primarily to increases of $1.7 million and $0.3 million at Copacabana Palace and The Governor’s Residence, respectively, partially offset by a $0.6 million decrease at Miraflores Park Hotel.

Part-owned / managed hotels:
Revenue for the fourth quarter of 2013 was $1.2 million, down $0.3 million or 20% from $1.5 million in the fourth quarter of 2012. This decrease was primarily attributable to Hotel Ritz Madrid, Spain, which operated under difficult market conditions throughout the year.

EBITDA for the fourth quarter of 2013 of $1.0 million was down $0.1 million from EBITDA for the fourth quarter of 2012 due primarily to decreases from the Company’s Hotel Ritz Madrid and Peru hotels joint ventures, partially offset by cost savings related to the closure of the Singapore development office earlier in 2013.

Owned trains & cruises:
Revenue for the fourth quarter of 2013 was $20.6 million, up $2.5 million or 14% from $18.1 million in the fourth quarter of 2012. This increase was primarily the result of the Orcaella river cruiser in Myanmar, which generated $1.7 million of revenue in its first year of operations, and Venice Simplon-Orient-Express, which saw a $0.9 million increase in revenue as compared to the prior-year quarter.

EBITDA of $4.2 million was $0.7 million or 20% greater than the $3.5 million recognized in the fourth quarter of 2012 primarily due to $0.5 million of EBITDA from Orcaella and a $0.5 million EBITDA increase for the Venice Simplon-Orient-Express train.

Part-owned / managed trains:
EBITDA of $4.1 million was $1.1 million or 37% greater than the $3.0 million recognized in the fourth quarter of 2012 primarily due to an 18% increase in passengers at the Company’s PeruRail joint venture.

Central costs:
In the fourth quarter of 2013, central overheads were $7.5 million compared to $8.5 million in the prior-year period, a savings of $1.0 million or 12% primarily due to costs incurred in the fourth quarter of 2012 associated with executive recruitment and an unsolicited proposal to acquire the Company. Central costs in the fourth quarter of 2013 included $0.7 of brand-related costs, which are part of an adjustment in the Company’s calculation of adjusted EBITDA.

The Company also incurred $3.9 million of non-cash share-based compensation expense compared to $2.4 million in the fourth quarter of 2012. Following a change in accounting policy, the expense for this quarter included a $1.1 million non-recurring expense related to the amortization of share-based compensation for employees of retirement age, which is an adjustment in the Company’s calculation of adjusted EBITDA.

Depreciation and amortization:
The depreciation and amortization charge for the fourth quarter of 2013 of $14.3 million was up $2.0 million from the fourth quarter of 2012 as a result of the completion of several recent capital projects.

Interest:
The interest charge for the fourth quarter of 2013 was $9.5 million, up $2.2 million from $7.3 million in the prior year quarter. The Company did not capitalize any interest related to El Encanto in the fourth quarter of 2013 compared to $1.0 million in the prior-year quarter.

Other income:
Other income for the fourth quarter of 2013 of $3.5 million related to a discount received for early repayment of debt secured by the Company’s European trains.

Tax:
The tax charge from continuing operations for the fourth quarter of 2013 was $9.1 million compared to a charge of $12.6 million in the same quarter in the prior year. Fourth quarter 2013 tax expense included a $2.2 million deferred tax charge relating to prior periods compared to a fourth quarter deferred tax charge of $3.8 million in 2012. The current quarter tax charge also included a $1.2 million deferred tax benefit in respect of fixed asset timing differences following depreciation of local currencies against the US dollar compared to a fourth quarter expense of $0.2 million in the prior-year quarter.

Discontinued operations:
Net loss from discontinued operations for the fourth quarter of 2013 was $4.4 million compared to net income of $0.6 million in the fourth quarter of 2012. The current quarter results included a $7.0 million non-cash impairment charge related to long-lived assets and goodwill and a $0.4 million write-off of net current assets, both of which resulted from the unannounced repossession of Ubud Hanging Gardens. These charges were partially offset by tax benefits of $2.2 million for Ubud Hanging Gardens and $1.0 million related to the 2012 sale of The Westcliff, Johannesburg, South Africa.

Investment:
The Company invested a total of $14.2 million in its portfolio during the fourth quarter of 2013, including $2.6 million at Charleston Place primarily for its rooms renovation project, $2.1 million at Grand Hotel Europe primarily for renovating the hotel’s restaurants and kitchen and converting 19 historic rooms into suites, $1.8 million at Miraflores Park Hotel for renovation, $1.1 million at Copacabana Palace primarily for the hotel’s new pan-Asian restaurant, and the balance for routine capital expenditures.

Balance Sheet

At December 31, 2013, the Company had total debt (including the current portion and debt of consolidated variable interest entities) of $639.8 million, working capital loans of $0.1 and cash balances of $136.8 million (including $13.6 million of total restricted cash, of which $7.6 million was in other assets), resulting in total net debt of $503.0 million compared to total net debt at the end of 2012 of $505.6 million. At December 31, 2013, the ratio of net debt to trailing 12-month adjusted EBITDA was 4.2 times, down from 4.9 times at December 31, 2012.

Undrawn amounts available to the Company at December 31, 2013 under short-term lines of credit were $2.9 million, bringing total cash availability (excluding restricted cash) at December 31, 2013 to $126.1 million.

At December 31, 2013, approximately 42% of the Company’s debt was at fixed interest rates and 58% was at floating interest rates. The weighted average maturity of the debt was approximately 2.2 years and the weighted average interest rate was 4.1%. The Company had $72.8 million of debt repayments due within twelve months. These obligations are expected to be met through a combination of operating cash flow, proceeds from recent divestment of non-core assets, refinancing of the facilities and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING RESULTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Revenue and earnings from unconsolidated companies
Owned hotels:
Europe	33.5	32.1	222.1	202.3
North America	38.6	32.9	146.5	123.5
Rest of world	40.0	38.9	141.7	132.9
Total owned hotels	112.1	103.9	510.3	458.7
Part-owned / managed hotels	1.2	1.5	3.8	4.7
Total hotels	113.3	105.4	514.1	463.4

Owned trains & cruises	20.6	18.1	73.7	70.9
Part-owned / managed trains	4.1	3.0	14.4	12.5
Total trains & cruises	24.7	21.1	88.1	83.4

Total (1)	138.0	126.5	602.2	546.8

Analysis of earnings
Owned hotels:
Europe	0.5	2.6	63.8	56.3
North America	5.8	5.6	23.2	21.7
Rest of world	12.3	11.0	36.0	32.7
Total owned hotels	18.6	19.2	123.0	110.7
Part-owned / managed hotels	1.0	1.1	2.3	2.8
Total hotels	19.6	20.3	125.3	113.5

Owned trains & cruises	4.2	3.5	8.4	9.7
Part-owned / managed trains	4.1	3.0	14.4	12.5
Total trains & cruises	8.3	6.5	22.8	22.2

Central overheads	(7.5)	(8.5)	(29.6)	(31.1)
Share-based compensation	(3.9)	(2.4)	(10.4)	(6.8)
Central marketing costs	(0.3)	(0.2)	(1.1)	(1.0)
EBITDA before impairment	16.2	15.7	107.0	96.8
Gain on disposal of capital lease	—	1.5	—	1.5
Impairment	(0.8)	(5.9)	(36.4)	(5.9)
EBITDA	15.4	11.3	70.6	92.4
Depreciation & amortization	(14.3)	(12.3)	(48.7)	(43.8)
Gain on extinguishment of debt	3.5	—	3.5	—
Interest	(9.5)	(7.3)	(33.2)	(29.8)
Foreign exchange	0.5	(2.2)	0.9	(2.9)
Earnings/ (losses) before tax	(4.4)	(10.5)	(6.9)	15.9
Tax	(9.1)	(12.6)	(19.3)	(27.4)
Net (losses) / earnings from continuing operations	(13.5)	(23.1)	(26.2)	(11.5)
Discontinued operations	(4.4)	0.6	(5.3)	4.6
Net losses	(17.9)	(22.5)	(31.5)	(6.9)
Net losses / (earnings) attributable to non-controlling interests	—	—	(0.1)	(0.2)
Net (losses) / earnings attributable to Orient-Express Hotels Ltd.	(17.9)	(22.5)	(31.6)	(7.1)

Net earnings/ (losses) per common share attributable to Orient-Express Hotels Ltd.	(0.17)	(0.22)	(0.31)	(0.07)
Number of shares – millions	103.49	102.90	103.23	102.85

(1) Comprised of revenue of $135.0 million (2012 - $123.8 million) and earnings from unconsolidated companies of $3.0 million (2012 - $2.7 million) for three months ended December 31, 2013; and revenue of $594.1 million (2012 - $538.9 million) and earnings from unconsolidated companies of $8.1 million (2012 - $7.9 million) for twelve months ended December 31, 2013.

ORIENT-EXPRESS HOTELS LTD.
SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

Room Nights Available
Europe	59,030	62,679	278,043	285,837
North America	70,223	61,708	274,677	251,172
Rest of world	93,257	94,484	370,079	375,882
Worldwide	222,510	218,871	922,799	912,891

Rooms Nights Sold
Europe	27,073	29,432	159,394	158,160
North America	43,293	39,023	183,378	165,750
Rest of world	57,513	54,488	211,405	203,813
Worldwide	127,879	122,943	554,177	527,723

Occupancy
Europe	46%	47%	57%	55%
North America	62%	63%	67%	66%
Rest of world	62%	58%	57%	54%
Worldwide	57%	56%	60%	58%

Average Daily Rate (in US dollars)
Europe	573	504	784	699
North America	419	398	405	382
Rest of world	402	390	395	379
Worldwide	444	420	510	475

RevPAR (in US dollars)
Europe	263	237	449	387
North America	258	251	270	252
Rest of world	248	225	226	205
Worldwide	255	236	306	275

Same Store RevPAR (in US dollars)
Europe	263	237	449	387
North America	266	251	271	252
Rest of world	248	225	226	205
Worldwide	257	236	307	275

Same Store RevPAR (% change)	US dollar	Local currency	US dollar	Local currency
Europe	11%	7%	16%	14%
North America	6%	5%	8%	7%
Rest of world	10%	15%	10%	13%
Worldwide	9%	10%	12%	12%

ORIENT-EXPRESS HOTELS LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

$ millions	December 31,	December 31,
	2013	2012

Assets
Cash	123.2	92.8
Restricted cash	6.0	21.1
Accounts receivable	35.5	36.3
Due from unconsolidated companies	11.8	15.2
Prepaid expenses and other	25.9	21.0
Inventories	45.0	44.1
Other assets held for sale	34.4	57.1
Real estate assets	—	1.9
Total current assets	281.8	289.5

Property, plant & equipment, net of accumulated depreciation	1,121.7	1,138.1
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	187.9	183.8
Investments in unconsolidated companies	63.4	58.9
Goodwill	156.9	161.3
Other intangible assets	14.2	18.6
Other assets	54.0	41.8

Total assets	1,879.9	1,892.0

Liabilities and Equity
Working capital loans	0.1	—
Accounts payable	23.8	25.1
Accrued liabilities	74.2	77.2
Deferred revenue	37.0	29.6
Other liabilities held for sale	1.6	3.5
Current portion of long-term debt and capital leases	71.0	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Total current liabilities	209.5	227.3

Long-term debt and obligations under capital leases	472.6	431.4
Long-term debt of consolidated variable interest entities	94.3	96.2
Deferred income taxes	108.5	104.1
Deferred income taxes of consolidated variable interest entities	60.9	60.3
Other liabilities	23.4	34.4

Total liabilities	969.2	953.7

Shareholders’ equity	908.3	936.0
Non-controlling interests	2.4	2.3
Total equity	910.7	938.3

Total liabilities and equity	1,879.9	1,892.0

ORIENT-EXPRESS HOTELS LTD.
RECONCILIATIONS AND ADJUSTMENTS
(Unaudited)

$ millions – except per share amounts	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012

EBITDA	15.4	11.3	70.6	92.4

Adjusted items:
Pre-opening expenses (1)	0.3	1.0	3.0	1.8
Management restructuring (2)	1.3	—	4.6	0.5
Write-down of assets (3)	—	1.2	0.9	2.1
Acquisition proposal costs (4)	—	1.2	(0.1)	1.2
Brand-related costs (5)	1.9	—	1.9	—
Post-retirement benefit (6)	0.5	—	0.5	—
Amortization of share-based compensation (7)	1.1	—	1.8	—
VAT settlement (8)	0.1	—	0.1	—
Gain on disposal (9)	—	(1.5)	—	(1.5)
Impairment (10)	0.8	5.9	36.4	5.9

Adjusted EBITDA	21.4	19.1	119.7	102.4

Reported net (losses) / earnings attributable to Orient-Express Hotels Ltd.	(17.9)	(22.5)	(31.6)	(7.1)
Net losses / (earnings) attributable to non-controlling interests	—	—	(0.1)	(0.2)
Reported net (losses) / earnings	(17.9)	(22.5)	(31.5)	(6.9)
Discontinued operations net of tax	4.4	(0.6)	5.3	(4.6)
Net (losses) / earnings from continuing operations	(13.5)	(23.1)	(26.2)	(11.5)

Adjusted items net of tax:
Pre-opening expenses (1)	0.2	0.7	2.0	1.2
Management restructuring (2)	1.0	—	3.6	0.4
Write-down of assets (3)	—	1.2	0.7	2.0
Acquisition proposal costs (4)	—	1.2	(0.1)	1.2
Brand-related costs (5)	1.5	—	1.5	—
Post-retirement benefit (6)	0.5	—	0.5	—
Amortization of share-based compensation (7)	1.1	—	1.8	—
VAT settlement (8)	0.1	—	0.1	—
Gain on disposal (9)	—	(1.2)	—	(1.2)
Impairment (10)	0.6	5.9	36.3	5.9
Interest adjustments (11)	0.7	0.1	1.1	1.8
Accumulated depreciation (12)	0.6	—	(0.2)	—
Gain on extinguishment of debt (13)	(2.7)	—	(2.7)	—
Deferred taxation (14)	2.2	3.8	2.2	3.8
Foreign exchange (15)	(0.7)	1.6	(1.2)	2.0

Adjusted net (losses) / earnings from continuing operations	(8.4)	(9.8)	19.4	5.6

Reported EPS	(0.17)	(0.22)	(0.31)	(0.07)
Reported EPS from continuing operations	(0.13)	(0.22)	(0.25)	(0.11)
Adjusted EPS from continuing operations	(0.08)	(0.10)	0.19	0.05
Number of shares (millions)	103.49	102.90	103.23	102.85

(1) Pre-opening expenses at El Encanto and Orcaella
(2) Restructuring and redundancy costs
(3) Non-cash write-down of fixed assets, receivables and abandoned projects
(4) Cost associated with unsolicited proposal by The Indian Hotels Company Limited to acquire Company
(5) Cost associated with development of new brand and the write-off of existing brand materials
(6) Charge due to change in basis of calculation of post-retirement benefit at one owned property
(7) Amortization of share-based compensation liability for employees who have already reached retirement age
(8) Settlement related to value added tax audit at one owned property
(9) Gain on disposal of capital lease
(10) Non-cash impairment related to goodwill and long-lived assets
(11) Write-off of deferred financing costs, write-down of interest receivable, and change in fair value for interest swaps that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships

(12) Non-cash adjustments to accumulated depreciation and impact of government grant received
(13) Discount on early repayment of debt
(14) Deferred tax adjustments related to changes in tax treatment in multiple jurisdictions
(15) Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency

ORIENT-EXPRESS HOTELS LTD.
NET DEBT TO ADJUSTED EBITDA CALCULATION
(Unaudited)

$ millions - except ratios	Twelve months ended and as at
	December 31, 2013	December 31, 2012

Cash
Cash and cash equivalents	123.2	92.8
Restricted cash (including $7.6 million / $nil million classified within long-term other assets on the balance sheet)	13.6	21.1

Total cash	136.8	113.9

Total debt
Working capital loans	0.1	—
Current portion of long-term debt and capital leases	71.0	90.1
Current portion of long-term debt of consolidated variable interest entities	1.8	1.8
Long-term debt and obligations under capital leases	472.6	431.4
Long-term debt held by consolidated variable interest entities	94.3	96.2

Total debt	639.8	619.5

Net debt	503.0	505.6

Adjusted EBITDA	119.7	102.4

Net debt / adjusted EBITDA	4.2x	4.9x

Management analyzes the operating performance of the Company on the basis of earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets. EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies. EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted and adjusted net earnings / (losses) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP. They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP. Management considers adjusted EBITDA and adjusted net earnings / (losses) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations. Adjusted EBITDA and adjusted net earnings / (losses) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties. These include statements regarding earnings and RevPAR outlook, investment plans, debt refinancings, asset sales, benefits of a new brand and similar matters that are not historical facts. These statements are based on management’s current expectations, are not guarantees of performance and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements. Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned real estate sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, uncertain effects of the introduction of new brands and possible challenges to the Company’s ownership of new brands, the Company’s reliance on technology systems, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible challenges to the Company’s corporate governance structure. In particular, the refinancing described in “Company Highlights” is subject to market and other customary conditions, and there can be no assurance that the refinancing will be completed. Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to update or revise publicly any forward-looking statement, whether due to new information, future events or otherwise.

* * * * * *
Orient-Express Hotels Ltd. conduct a conference call on Friday, February 28, 2014 at 10:00 a.m. EST (3:00 p.m. GMT), which is accessible at +1 877 328 4999 (US toll free) or +44 (0)145 256 1488 (standard international) or 0800 073 0438 (UK freephone). The conference ID number is 45868985. A re-play of the conference call will be available by telephone until 11:00 a.m. EST on Friday, March 7, 2014 and can be accessed by calling +1 866 247 4222 (US toll free) or +44 (0)145 255 0000 (standard international). The conference ID number is 45868985. A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com.

Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.